Exhibit 10.3
Execution Version

PATTERN DEVELOPMENT MSM MANAGEMENT ULC

SHAREHOLDERS AGREEMENT

August 10, 2018

Page

Article 1 INTERPRETATION2
1.1 Definitions    2
1.2 Headings    9
1.3 Number and Gender    9
1.4 Business Days    9
1.5 Currency and Payment Obligations    9
1.6 Calculation of Interest    9
1.7 Accounting Principles    10
1.8 Statute and Agreement References    10
1.9 Section and Schedule References    10
1.10 Subsidiaries    10
Article 2 CORPORATE AFFAIRS10
2.1 Business and Affairs of the Corporation    10
2.2 Directors    11
2.3 Officers    11
2.4 Chairman    11
2.5 Meetings of Board    11
2.6 Observers; Attendance of Others    12
2.7 Obligations of Directors    12
2.8 Related Party Contracts    12
2.9 Indemnification and Insurance    14
2.10 Meetings of Shareholders    14
2.11 Freedom in Decision Making    15
2.12 Fiscal Year    15
2.13 Business of the Corporation    15
Article 3 MANAGEMENT OF THE CORPORATION AND APPROVALS16
3.1 Management of the Corporation    16
3.2 Exercise of Authority    16
3.3 Shareholder Approvals    16
3.4 Corporation Obligations; Limitations    17
Article 4 CAPITAL CALLS AND DISTRIBUTIONS17
4.1 Funding Obligations with respect to the Project Partnership    17
4.2 Distributions    17
4.3 Project Operating Budget    18
Article 5 LOSS OF RIGHTS19
5.1 Bankruptcy    19
5.2 Dilution Below 10%    19
5.3 Events of Default    20
5.4 Consequences of Loss of Rights    21
Article 6 TRANSFER & DISPOSITION OF SHARES22
6.1 General Prohibition    22
6.2 General Restrictions    22
6.3 Permitted Transfer    24
6.4 Permitted Transfers to Controlled Affiliates    24
6.5 Restrictions on Transfer    25

i

(continued)
Page

6.6 Transfer of Units by PSP or Pattern    25
6.7 Release of Transferring Shareholder    26
6.8 Pledge of Shares    26
6.9 Conditions to Admission    26
6.10 Indirect Transfers    27
Article 7 BOOKS, RECORDS, AUDITORS AND TAX RETURNS27
7.1 Books and Records    27
7.2 Access to Information    28
7.3 Selection of Auditors and Reporting    28
7.4 Accounting Principles    29
7.5 Tax Returns    29
7.6 Corporation Obligations; Book and Records and Auditors    30
Article 8 THIRD PARTY AGREEMENTS30
8.1 Pattern O&M Contract    30
8.2 Pattern PAA    30
Article 9 CONFIDENTIALITY30
9.1 Confidentiality    30
9.2 Public Announcements    32
9.3 Subsidiaries as Third Party Beneficiaries    33
Article 10 GENERAL SALE PROVISIONS33
10.1 Warranties of Seller    33
10.2 Closing    33
10.3 Closing Conditions    33
10.4 Payment    34
10.5 Allocation of Purchase Price    34
10.6 Indebtedness between Seller and the Corporation    34
Article 11 ISSUE OF ADDITIONAL SHARES35
11.1 Issuance of Shares    35
Article 12 REPRESENTATIONS AND WARRANTIES35
12.1 Representations and Warranties of the Shareholders    35
12.2 Survival    36
Article 13 GENERAL36
13.1 Actions in Accordance with Agreement    36
13.2 Corporation Consent    36
13.3 Agreement to be Bound    36
13.4 Conflict with Articles    36
13.5 Entire Agreement    37
13.6 Amendment    37
13.7 Rights of Set-Off    37
13.8 Waiver    37
13.9 Governing Law    37
13.10 Severability    37
13.11 Time of Essence    38
13.12 Further Assurances    38
13.13 Notice    38

ii

(continued)
Page

13.14 Benefit/Binding    39
13.15 Dispute Resolution Procedure    39
13.16 No Right to Employment    40
13.17 Assignment    40
13.18 Legend on Certificates    40
13.19 Subdivision, Consolidation, etc. of Shares    40
13.20 Termination of Agreement and Survival    40
13.21 Remedies    41
13.22 Withholding    41
13.23 Expenses    41
13.24 Independent Advice    41
13.25 Counterparts    42
13.26 Corporate Opportunities, Waiver of Fiduciary Duties, Etc.    42

SHAREHOLDERS AGREEMENT
THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of August 10, 2018, among:
PATTERN CANADA FINANCE COMPANY ULC, a company existing under the laws of the Province of Nova Scotia, along with its successors and permitted assigns,

(“Pattern Shareholder”)
and
VERTUOUS ENERGY CANADA INC., a corporation existing under the laws of the Canada, along with its successors and permitted assigns,

(“PSP Shareholder”)
and
PATTERN DEVELOPMENT MSM MANAGEMENT ULC, a company existing under the laws of the Province of Nova Scotia,

(the “Corporation”).
WHEREAS the Corporation is the manager in respect of the Project (as defined herein) in accordance with the terms of the Management Agreement (as defined herein);
AND WHEREAS the authorized capital of the Corporation consists of an unlimited number of common shares without nominal or par value (the “Common Shares”) of which there are outstanding as at the date of this Agreement the Common Shares set out in Schedule “A”;
AND WHEREAS on the date hereof, PSP Shareholder purchased 30 Common Shares in the Corporation from PRHC Holdings LP (“PRHC LP”) and became a Shareholder;
AND WHEREAS on the date hereof, Pattern Shareholder purchased 70 Common Shares in the Corporation from PRHC LP and became a Shareholder;
AND WHEREAS as of the date hereof the Shareholders (as defined herein) directly or indirectly own the Shares (as defined herein) set out opposite their respective names in Schedule “A”;
AND WHEREAS the Corporation and the Shareholders wish to enter into this Agreement on the terms hereof, effective as of the date hereof;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as set forth below.
Article 1
INTERPRETATION

1.1	Definitions
In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the following meanings:

(1)
“Administration Services” means the administration services to be provided by the PAA Provider with respect to the Project pursuant to the PAA which includes the bookkeeping, accounting, administration of accounts payable, accounts receivable, preparation of financial statements and tax returns, loan administration (other than loan administration to be provided in relation to construction loan and project financing for the Project as set forth in the O&M Contract) and other administrative services that may be customarily requested and agreed by the PAA Provider and the Project Partnership from time to time that are provided for the benefit of the Project Partnership in respect of the Project;

(2)
“Affiliate” means, in respect of a Party, any Person that as at the time determined, (i) Controls such Party, (ii) is Controlled by such Party, or (iii) is Controlled by the same Person that Controls such Party; provided that (x) neither the Partnership nor the Corporation shall be deemed an Affiliate of either Pattern or PSP for any purpose hereunder, (y) neither Pattern Energy Group LP nor Pattern Energy Group 2 LP shall be deemed an Affiliate of either Pattern or PSP for any purpose hereunder, and (z) neither Shareholder shall be deemed an Affiliate of the other Shareholder for any purpose hereunder;

(3)
“Agreement”, “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Agreement and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every amending agreement and agreement supplemental or ancillary hereto;

(4)	“Annual Financial Statements” has the meaning set forth in Section 7.3(3);

(5)	“Applicable Law” means:

(a)	applicable federal, state, provincial or municipal laws, orders-in-council, bylaws, codes, rules, policies, regulations and statutes;

(b)	applicable orders, decisions, codes, judgments, rules, injunctions, decrees, awards and writs of any Governmental Agency;

(c)	applicable rulings and conditions of any license, permit, certificate, registration, authorization, consent and approval issued by a Governmental Agency;

(6)
“Articles” means the memorandum of association and articles of association of the Corporation, as they may be amended, replaced or amended and restated from time to time in accordance with the Companies Act;

(7)
“Auditors” means the auditors of the Corporation, as determined by the Board from time to time, the Project General Partner, as determined by the board of directors of the Project General Partner from time to time, and the Project Partnership, as determined by the board of directors of the Project General Partner (or the Corporation, as manager on behalf of the Project General Partner, as applicable) from time to time;

(8)	“Bank” means the bank that is appointed the principal banker of the Corporation from time to time;

(9)	“Board” means the board of directors of the Corporation appointed or elected from time to time;

(10)	“Business” has the meaning set forth in Section 2.13;

(11)	“Business Day” means any day other a Saturday, Sunday or federal holiday in San Francisco, California, USA or Montréal, Québec, Canada;

(12)	“Capital Call” means a call by the Corporation, as manager on behalf of the Project General Partner, to the Limited Partner, to contribute a specified amount of money to the Project Partnership;

(13)	“COD” means the date de début des livraisons of the Project, as defined in the Power Purchase Agreement, being March 3, 2018;

(14)	“Common Shares” has the meaning set forth in the recitals;

(15)	“Companies Act” means the Companies Act (Nova Scotia);

(16)	“Competitively Sensitive Information” has the meaning set forth in Section 9.1(2);

(17)
“Competitor” means a Person that directly or indirectly (including through one or more Affiliates) develops or operates wind power or solar power projects (“Competitive Activities”); for the purposes of the restrictions on transfer set forth in Section 6.5, the definition of “Competitor” shall not include a pension fund, investment fund, pooled investment vehicle, insurance company or institutional investor that is directly or indirectly engaged in such activities through another Person (including through one or more Affiliates); provided that (a) the transferee’s primary business activity is not its direct or indirect ownership of such Person, and (b) such transfer shall not be to the Person that is directly engaged in Competitive Activities;

(18)	“Confidential Information” has the meaning set forth in Section 9.1(1);

(19)	“Contract” means any agreement, indenture, contract, purchase order, lease, sublease, deed of trust, licence, option or instrument, in any case, whether written or oral;

(20)
“Control” or “Controls” means, with respect to any Person at any time, (i) holding, whether directly or indirectly, as owner or other beneficiary (other than solely as the beneficiary of an unrealized security interest) securities or ownership interests of that Person carrying votes or ownership interests sufficient to elect or appoint more than 50% of the individuals who are responsible for the supervision or management of that Person, or (ii) the exercise of de facto control of that Person, whether direct or indirect and whether through the ownership of securities or ownership interests or by Contract, trust or otherwise, and “Controlled” and “Controlling” have corresponding meanings;

(21)
“Controlled Affiliate” means (i) in respect of PSP, an Affiliate of PSP that is Controlled by Public Sector Pension Investment Board, and (ii) in respect of Pattern, an Affiliate of Pattern that is Controlled by PEGI;

(22)	“Director” means an individual occupying at any time the position of a director of the Corporation;

(23)	“Dispute” has the meaning set forth in Section 13.15;

(24)
“Emergency Situation” means any unexpected situation which would, unless remedied immediately, (a) result in a material breach of the Power Purchase Agreement or any Applicable Law, (b) have a material adverse effect on the development, construction or operation of the Project, or (c) result in injury or death to any individual or any material damage to or destruction of the environment or any of the material Project Assets;

(25)
“Encumbrance” means any mortgage, lien, encumbrance, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, easement or any other security arrangement or any other arrangement having the same effect;

(26)	“Entity” means any Person other than a natural person;

(27)	“Escalated Good Faith Discussions” has the meaning set forth in Section 13.15;

(28)	“Financial Statements” means, collectively, the Annual Financial Statements and the Quarterly Financial Statements;

(29)	“Fiscal Year” has the meaning set forth in Section 2.12;

(30)
“GAAP” means United States generally acceptable accounting principles, as such principles may be amended, varied or replaced from time to time and as accepted and adopted by the applicable Party, which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any Financial Statements referred to herein;

(31)	“General Partner” means Pattern MSM GP Holdings Inc.;

(32)
“Governmental Agency” means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) acting in a regulatory capacity and having jurisdiction over the matter or Person in question, including the Power Authority;

(33)
“GST” means the goods and services tax or the harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) or any successor or parallel legislation including provincial or territorial legislation;

(34)	“including” means including without limitation, and “includes” means includes without limitation;

(35)	“Income Tax Act” means the Income Tax Act (Canada);

(36)	“Initial Good Faith Discussions” has the meaning set forth in Section 13.15;

(37)	“Limited Partner” means the limited partner of the Project Partnership, who, at the date of this Agreement, is the Partnership;

(38)
“Management Agreement” means the Management Agreement between Operations Eoliennes RES Canada and the Project Partnership dated January 15, 2015 as assigned by Operations Eoliennes RES Canada to the Corporation pursuant to an Assignment and Assumption Agreement dated February 5, 2015;

(39)	“MW” means megawatt;

(40)	“New Related Party Contract” has the meaning set forth in Section 2.8(1);

(41)
“O&M Contract” means the Management, Operation and Maintenance Services Agreement entered into by the Project Partnership and the O&M Provider, dated March 3, 2017 in connection with the management, operation and maintenance of the Project;

(42)
“O&M Provider” means Pattern Operators Canada ULC or an Affiliate thereof, Pattern or an Affiliate thereof or a Permitted Transferee of Pattern or an Affiliate thereof, that is engaged by the Project Partnership pursuant to the O&M Contract to provide operations, management and maintenance services to the Project Partnership with respect to the Project;

(43)	“Observer” has the meaning set forth in Section 2.6;

(44)	“Operational Phase” means the period from March 3, 2018 to the date that the Project ceases operations;

(45)	“Original Per Share Consideration” means $0.01, being the per share price paid for each Share by the Shareholders;

(46)
“PAA” means the project administration agreement entered into by the Project Partnership and the PAA Provider, dated March 3, 2017, pursuant to which the PAA Provider provides Administration Services with respect to the Project to the Project Partnership;

(47)
“PAA Provider” means Pattern Operators Canada ULC or an Affiliate thereof that is engaged by the Project General Partner on behalf of the Project Partnership pursuant to the PAA to provide Administration Services with respect to the Project to the Project Partnership;

(48)	“Partners” means, collectively, the Limited Partner and the Project General Partner, and “Partner” means any one of them;

(49)	“Partnership” means MSM LP Holdings LP, of which the General Partner is the sole general partner;

(50)	“Partnership Agreement” means the amended and restated limited partnership agreement dated as of August 10, 2018 governing the business and affairs of the Partnership;

(51)	“Party” means a party to this Agreement;

(52)
“Pattern” means the Pattern Shareholder or its Controlled Affiliates to which all but not less than all of the Shares held by Pattern Shareholder are Transferred and, in the case of a Transfer by Pattern Shareholder of less than all of its Shares to its Controlled Affiliate(s), means the Pattern Shareholder and such Controlled Affiliate(s) together;

(53)	“Pattern Control Rights” has the meaning set out in Section 5.1;

(54)	“PEGI” means Pattern Energy Group Inc., a Delaware corporation;

(55)	“Permitted Pledge” has the meaning set out in Section 6.8;

(56)	“Permitted Realization” has the meaning set out in Section 6.8;

(57)
“Permitted Transferee” of a Shareholder means a Transferee of Shares pursuant to Section 6.3(1)(a) or 6.3(2)(a), as applicable, provided that, with respect to PSP, none of its portfolio companies or other investments shall be deemed a Permitted Transferee;

(58)
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, limited liability company, trust, trustee, executor, administrator or other legal personal representative, Governmental Agency or entity however designated or constituted;

(59)	“Power Authority” means Hydro-Québec Distribution, and any successor agency thereto;

(60)
“Power Purchase Agreement” means the electricity supply agreement (Contrat d’approvisionnement en électricité) dated February 6, 2015, as amended thereafter from time to time, in respect of the Project;

(61)
“Project” means the approximately 143 MW wind energy generation facility which is located in the municipalités of Saint-Sylvestre (MRC de Lotbinière), Saint-Séverin (MRC Robert-Cliche), Sacré-Coeur-de-Jésus (MRC des Appalaches) and Sainte-Frederic (MRC Robert-Cliche);

(62)	“Project Agreements” means in respect of the Project, Contracts of the types described in Schedule “C”;

(63)	“Project Assets” means any and all assets directly used in, or connected with, the Project Partnership Business;

(64)
“Project Financing” means the project financing with recourse limited to the Project Assets (but including a pledge of shares of the Project General Partner, units of the Project Partnership, assignments of certain of the Project Agreements, or any other arrangements as are customarily required by project finance lenders under a project financing of renewable energy projects) obtained by the Project Partnership from a lender or syndicate of lenders for purposes of financing the construction of the Project on March 3, 2017, and any refinancing thereof or financing supplemental thereto;

(65)	“Project General Partner” means Parc Éolien Mont Sainte-Marquerite Inc.;

(66)	“Project LPA” means the Limited Partnership Agreement of the Project Partnership between the Limited Partner and the Project General Partner, dated January 15, 2015;

(67)
“Project Operating Budget” means the budget, including any amendments or agreed deviations thereto, outlining the anticipated costs and expenses, the required capital contributions and the general expected timelines associated with the Operational Phase of the Project, to be prepared and approved by the Board in accordance herewith;

(68)	“Project Partnership” means Mont Sainte-Marguerite Wind Farm L.P., a limited partnership formed in accordance with the Civil Code of Québec;

(69)
“Project Partnership Business” means the business and activities of the Project Partnership which shall be limited to acquiring, financing, developing, owning, leasing, selling, procuring, encumbering, securing, designing, constructing, reconstructing, erecting, installing, testing, commissioning, decommissioning, improving, replacing, relocating, removing, repairing, maintaining, using, monitoring, managing, operating, repowering, dismantling, and disposing of the Project;

(70)	“Project Shareholder Agreement” means the Unanimous Shareholder Agreement between the Project General Partner and the shareholders of the Project General Partner, dated April 1, 2016;

(71)
“PSP” means the PSP Shareholder or its Controlled Affiliates to which all but not less than all of the Shares held by PSP Shareholder are Transferred and, in the case of a Transfer by PSP Shareholder of less than all of its Shares to its Controlled Affiliate(s), means the PSP Shareholder and such Controlled Affiliate(s) together;

(72)	“PSP Veto Rights” has the meaning set out in Section 5.1;

(73)
“Qualified Transferee” means a party that has either (A)(x) a rating not less than “BBB” from S&P or “Baa3” from Moody’s or (y) is Controlled by an Affiliate meeting the criteria specified in (x), or (B) together with its Affiliate(s) on consolidated basis, a tangible net worth of at least US$500,000,000, or, in the case of an investment fund, pension plan or other similar entity, aggregate assets under management of at least US$500,000,000;

(74)	“Quarterly Financial Statements” has the meaning set forth in Section 7.3(4);

(75)	“Related Party” means, with respect to any Person, any Affiliate of such Person and any director, officer, employee and agent of such Person and of such Person’s Affiliates;

(76)
“Related Party Contract” means any contract between the Corporation, the Project General Partner, the Project Partnership or any Subsidiaries (on the one hand) and a Shareholder or a Related Party of a Shareholder (on the other hand) and includes the PAA, the O&M Contract and the Management Agreement;

(77)	“Representatives” means, with respect to any Entity, such Entity’s officers, directors, employees, consultants, agents, advisors, attorneys, lenders, shareholders and other equity investors;

(78)
“Share Interests” means the respective ownership percentages of the Corporation held by the Shareholders, determined for a Shareholder as the percentage reflected by a fraction (x) the numerator of which is the number of Shares owned by such Shareholder and (y) the denominator of which is the total number of issued and outstanding Shares;

(79)	“Shareholders” means, at any time, all Persons owning any Shares at that time, and “Shareholder” means any one of such Persons;

(80)
“Shares” means the Common Shares and any shares or securities into which Common Shares may be converted or changed or which result from a consolidation, subdivision, reclassification or redesignation of Common Shares, any shares or securities of the Corporation which are received as a stock dividend or distribution, any Common Shares received on the exercise of any option, warrant or other similar right and any shares or securities which may be received by the Parties as a result of an amalgamation, merger, arrangement or other reorganization of or including the Corporation;

(81)	“SSA” means the sponsor services agreement between PEGI and the Public Sector Pension Investment Board dated June 16, 2017;

(82)	“Subsidiary” of any Person means an Entity Controlled by such Person, and “Subsidiaries” means more than one of the foregoing, as applicable;

(83)	“Third Party” means, with respect to Pattern or PSP, any Person who deals at arm’s length with Pattern or PSP, as the case may be;

(84)
“Transfer” means to sell, assign, dispose of, exchange, pledge, grant an Encumbrance over, hypothecate or otherwise transfer Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and, except as provided in Section 6.10, including a Transfer of the units or other equity interest in a Shareholder or in any Person that directly or indirectly holds units or other equity interest in such Shareholder (other than an Upstream Pledge or Upstream Realization, or as permitted pursuant to Section 6.10(2); and “to Transfer”, “Transferred”, “Transferor” and “Transferee” and similar expressions have corresponding meanings;

(85)	“Unit Interest” has the meaning set forth in the Partnership Agreement;

(86)	“Units” means units of limited partnership interest in the capital of the Partnership;

(87)	“Upstream Pledge” has the meaning set forth in Section 6.8; and

(88)	“Upstream Realization” has the meaning set forth in Section 6.8.

(89)	“Schedules”
The following Schedules are attached to and form part of this Agreement:

Schedule	Title
“A”	Shareholdings
“B”	Matters Requiring Shareholder Approval
“C”	Project Agreements

1.2	Headings
The division of this Agreement into sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.3	Number and Gender
Unless the context requires otherwise, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Business Days
If this Agreement requires any payment to be made or other action to be taken on a day that is not a Business Day, then the payment or action will be made or taken on the next Business Day.

1.5	Currency and Payment Obligations
Except as this Agreement otherwise expressly provides, all dollar amounts in this Agreement are stated in Canadian dollars and any payment this Agreement contemplates will be made by cash, wire transfer, certified cheque or any other method that provides immediately available funds.

1.6	Calculation of Interest
In calculating interest payable under this Agreement for any period of time, the first day of such period will be included and the last day of such period will be excluded.

1.7	Accounting Principles
All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any certificate or other document made or delivered pursuant hereto, such determination or computation will, to the extent applicable and except as otherwise specified in this Agreement or as otherwise agreed in writing by the Parties, be made in accordance with GAAP applicable as at the date on which such determination or computation is made or required to be made, applied on a consistent basis.

1.8	Statute and Agreement References
Unless otherwise expressly stated, any reference in this Agreement to any statute or any section of a statute will be deemed to be a reference to such statute or section as amended, restated, replaced or re-enacted from time to time and any reference in this Agreement to any agreement will be deemed to be a reference to such agreement, as amended, supplemented or replaced from time to time.

1.9	Section and Schedule References
Unless the context requires otherwise, references in this Agreement to Articles, Sections, Subsections or Schedules are to articles, sections, subsections or schedules, as the case may be, of this Agreement.

1.10	Subsidiaries
Any Subsidiaries of the Corporation will be governed and operated in the same manner as the Corporation is governed and operated hereunder, and this Agreement will be interpreted and applied to give effect to the foregoing.
ARTICLE 2
CORPORATE AFFAIRS

2.1	Business and Affairs of the Corporation
The Shareholders will cause such meetings to be held, votes to be cast, resolutions to be passed, by-laws to be made and confirmed, documents to be executed and all other things and acts to be done to ensure that, at all times, that the provisions set forth in this Agreement are complied with, and the Corporation, the Project General Partner and the Project Partnership comply with their respective obligations under the Project Shareholder Agreement, the Project LPA and this Agreement. The Corporation shall not take any action that it is permitted to take pursuant to the Management Agreement, on its own behalf or on behalf of the Project General Partner or Project Partnership, except in compliance with this Agreement. The Corporation shall not, and the Corporation will, to the extent that it is able to in its capacity as manager with respect to the Project pursuant to the Management Agreement, cause the Project General Partner and Project Partnership to not, hold an interest in any Person where such Person is not wholly-owned by the Corporation, the Project Partnership or the Project General Partner, respectively, except that the Project General Partner may hold an interest in the Project Partnership.

2.2	Directors

(1)	There will initially be three (3) Directors. During such period as Pattern holds any Shares, Pattern will have the right to nominate three (3) of the Directors, subject to Article 5.

(2)
Each nominee for the position of Director will be an individual who is not disqualified under the Companies Act or the Articles from acting as a Director. If a Director ceases to be a Director for any reason (a “retiring director”), the Shareholders will fill the vacancy thereby created by appointing as soon as reasonably possible that individual who is nominated by the Shareholder who nominated the retiring director. In the event of the proposed removal of any Director, each Shareholder agrees to vote for such removal if, and against such removal unless, it has been proposed or approved by the Shareholder who nominated such Director.

2.3	Officers
The Board will appoint the officers of the Corporation from time to time. The Board will set forth the signing authority of each officer appointed by the Board from time to time.

2.4	Chairman
The Board will appoint (from time to time) one of its members as the chairman of the Board, however, such appointee will not have a second casting vote in case of an equality of votes.

2.5	Meetings of Board

(1)
Frequency and Location. Regular meetings of the Board will be held at least annually, or more frequently as approved by the Board. If any Director wishes to have any additional meetings of the Board it may require such meetings to be held by giving notice of the meeting in accordance with the provisions of Section 2.5(2) and the meeting will be held in accordance with such notice unless otherwise approved by the Board. Meetings of the Board will be held in Toronto or, if the Board so determines otherwise, at any other place within or outside Canada. Directors may participate in meetings of the Board by means of telephone or other communication facilities which permit all individuals participating in the meeting to communicate adequately with each other, and Directors participating in such a meeting by such means are deemed for all purposes of this Agreement to be present at the meeting, even if none of the Directors is present at the designated location for such meeting. Matters to be determined by the Board will be addressed and voted on by the Directors in a timely manner and without undue delay.

(2)
Notice. For the regular annual meetings of the Directors, notice of the time and place of each such meeting (including an agenda and relevant background materials) will be given by the Chairman in the manner provided herein to each Director not less than ten Business Days before the time when the meeting is to be held. Notice of the time and place of any meeting that is not a regular annual meeting (including an agenda and relevant background materials) will be given by the Director requiring such meeting to all other Directors not less than ten (10) Business Days before the time when the meeting is to be held, except in the case of an Emergency Situation when such notice will be given in the manner provided herein to each other Director not less than five (5) Business Days before such time. Notwithstanding the foregoing, no notice of a meeting will be necessary if all Directors present at such meeting waive advance notice of the meeting or otherwise signify their consent in writing to the holding thereof, either before, during or after the holding thereof. Notices to each Director may be given to him or her at the address of the Shareholder who appointed such Director.

(3)
Quorum. A Quorum for the transaction of business at any meeting of the Board will consist of a majority of the Directors (in person or by telephone or other facilities which permit all individuals participating in the meeting to hear each other). If a quorum is not present for a meeting of the Board within 30 minutes after the time fixed for holding the meeting, the meeting, if convened pursuant to a written request of Shareholders, will be cancelled, but otherwise will be adjourned to such date not less than five or more than twenty-one (21) days after the original date for the meeting as is determined by the Board at a time and location determined by the Board. The Directors present at any such previously adjourned meeting shall constitute a quorum.

(4)
Minutes. The Chairman will cause minutes of all meetings of the Board to be taken and a copy of the minutes of each meeting will be provided to each Director within twenty-one (21) days after each meeting. The Chairman will also cause a copy of every resolution to be provided to each Shareholder within twenty-one (21) days after it is adopted. For greater certainty, the failure of the Chairman to fulfill his or her obligations hereunder will not invalidate or otherwise affect the efficacy of any meeting, business conducted at any meeting or the resolutions passed at such meeting.

2.6	Observers; Attendance of Others
Each Shareholder will be entitled to appoint one or more observers (each, an “Observer”) to the Board each of whom will be entitled to receive, concurrently with the Directors, the materials referred to in Section 2.5(2) and to attend all meetings of the Board as an observer. Observers will not be entitled to vote or consent in respect of any matter put before the Board. In addition to any Directors and Observers, any representative of counsel to the Corporation, any Shareholder and any representative of the Auditors may attend and speak at any meeting of the Board with the prior consent of the Directors.

2.7	Obligations of Directors
The Directors will not be required to devote their full time to the Board or the Business, but only such time as will be reasonably necessary to perform their duties pursuant to this Agreement. Directors will not be entitled to any fees, salaries, commissions or other compensation from the Corporation in respect of their work on the Board and each Shareholder will be responsible for all expenses incurred by its nominees in carrying out their duties on the Board.

2.8	Related Party Contracts

(1)
The Corporation, on behalf of itself or on behalf of the Project Partnership or the Project General Partner, or Subsidiaries of the Corporation, the Project Partnership or the Project General Partner, shall not enter into any Related Party Contracts after the date of this Agreement (each, a “New Related Party Contract”) without first complying with the following, subject to Section 2.8(2) below:

(a)
the Corporation shall provide written notice to PSP setting out details of the scope of services to be provided by Corporation, on behalf of itself or on behalf of the Project Partnership or the Project General Partner or Subsidiaries of the Corporation, the Project Partnership or the Project General Partner or such other related party under such New Related Party Contract and the corresponding fees payable to Corporation, on behalf of itself or on behalf of the Project Partnership or the Project General Partner or Subsidiaries of the Corporation, the Project Partnership or the Project General Partner or such other related party thereunder.

(b)
Within thirty (30) days of such a notice, PSP may object to such New Related Party Contract on the ground that either the scope of services to be provided is not reasonable or that the proposed fees payable in respect of such New Related Party Contract are not within the range of “market fees” (factoring in the proposed scope).

(c)
If PSP objects to the New Related Party Contract prior to the expiration of the thirty (30) day notice period provided for in clause (b), above, then the matter shall be referred to a dispute resolution process (such process to include mediation through progressively senior levels of each of PSP and the Corporation, following which the matter shall be referred to an independent third party expert reasonably selected by PSP, who shall determine if the scope of services to be provided is not reasonable or that the proposed fees payable in respect of such New Related Party Contract are not within the range of “market fees” (factoring in the proposed scope).

(d)
If PSP does not object to the New Related Party Contract prior to the expiration of the thirty (30) day notice period provided for in clause (b), above, or if the independent third party expert, referred to in clause (c), above, so determines that the proposed scope of services is reasonable and that the proposed fees payable in respect of such New Related Party Contract are within the range of “market fees”, then the Corporation shall be permitted to enter into or, on behalf of the Project General Partner, cause the Project Partnership or the Project General Partner or applicable Subsidiary to enter into the applicable New Related Party Contract.

(2)
The process set forth in Section 2.8(1), including the rights of PSP thereunder, shall apply only for so long as PSP holds a Unit Interest of at least 25% (or a permitted transferee of such rights from PSP in compliance with Section 3.3 holds a Unit Interest of at least 25%). For certainty, if the process set forth in Section 2.8(1) ceases to apply, the Corporation may on behalf of itself or on behalf of the Project Partnership or the Project General Partner or Subsidiaries of the Corporation, the Project Partnership or the Project General Partner enter into any New Related Party Contracts without complying with Section 2.8(1).

(3)	This Section 2.8 is subject to Article 5.

(4)
Notwithstanding the foregoing, to the extent that the process set forth in this Section 2.8 has been complied with pursuant to the Unanimous Shareholder Agreement between the General Partner and the shareholders of the General Partner dated as of the date hereof (as amended from time to time in accordance with the terms thereof) in connection with a specific New Related Party Contract, the Parties acknowledge and agree that compliance with this Section 2.8 shall not be required in respect of such New Related Party Contract.

2.9	Indemnification and Insurance

(1)
To the fullest extent permitted by law, the Corporation shall indemnify all Directors, officers, former Directors and former officers of the Corporation, the Shareholders to the extent that such Shareholders exercise the rights, powers, duties and liabilities of a director of the Corporation and all individuals who act or acted at the Corporation’s request as a Director or officer, or in a similar capacity, of another entity and their respective heirs and legal personal representatives, against all costs, charges and expenses, including any amount paid to settle any action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, administrative action or proceeding to which any of them is made a party by reason of being or having been a Director or officer of the Corporation if,

(a)	he or she acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
The intention of this Section 2.9 is that all individuals referred to in this Section shall have all benefits provided under the indemnification provisions of the Companies Act to the fullest extent permitted by law, and the Corporation shall forthwith pass all resolutions and take such other steps as may be required to give full effect to this Section.

(2)
The Corporation has no obligation to purchase and maintain insurance for the benefit of the Directors and officers of the Corporation against such liabilities. Each Shareholder shall be responsible for maintaining such insurance as may be desired for their appointees to the Board.

2.10	Meetings of Shareholders

(1)
Location. Meetings of Shareholders will be held in the City of Toronto or such other place as may be consented to by each of the Shareholders and may be called by any one Director or any Shareholder that holds not less than a 30% Share Interest upon not less than fifteen (15) days’ notice. If the Shareholders consent, a meeting of Shareholders may be held by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a Shareholder participating in a meeting by such means is deemed to be present.

(2)
Quorum. A quorum for a meeting of Shareholders will be at least two individuals with at least one representative from Pattern and at least one representative from PSP present in person and holding or representing by valid proxy not less than an aggregate of a 50.1% Share Interest. If at any meeting of Shareholders a quorum will not be present, the Board may call a supplementary meeting of the Shareholders on not less than five (5) Business Days’ notice to each Shareholder, which notice will describe with reasonable particularity the business proposed to be transacted at such meeting. The Shareholders attending the supplementary Shareholders’ meeting in person or represented by proxy at such meeting will constitute a quorum for the transaction of the business referred to in the notice of meeting and any business related thereto which may come before the meeting. For avoidance of doubt, matters requiring Shareholder Approval shall require the approvals specified in Section 3.3 regardless of the actual number of Shareholders present at a meeting.

(3)
Minutes. The Chairman will cause minutes of all meetings of the Shareholders to be taken and a copy of the minutes of each meeting will be provided to each Shareholder within 21 days after each meeting. For greater certainty, the failure of the Chairman to fulfill his or her obligations hereunder will not invalidate or otherwise affect the efficacy of any meeting, business conducted at any meeting or the resolutions passed at such meeting.

2.11	Freedom in Decision Making
Subject to this Agreement and Applicable Laws, no Shareholder shall be accountable or liable to the other Shareholder or the Corporation as a result of acting in its own best interest, except in the case of any decision or action which is illegal or in breach of this Agreement and except as otherwise expressly provided in this Agreement. Without limitation to the foregoing, no appointee of a Shareholder to the Board shall be accountable or liable to the other Shareholder, the Corporation or the other members of the Board as a result of his or her membership on the Board. Notwithstanding the foregoing, each Shareholder shall in good faith consider any objections or reservations expressed by the other Shareholder concerning the performance of an appointee of such Shareholder.

2.12	Fiscal Year
The fiscal year of the Corporation, the Project General Partner and the Project Partnership (the “Fiscal Year”) will end on December 31 in each year.

2.13	Business of the Corporation, the Project Partnership and the Project General Partner
The Corporation’s sole business will be to act as manager in respect of the Project pursuant to the Management Agreement (the “Business”). The Project General Partner’s sole business is to act as the sole general partner of the Project Partnership. The Project Partnership’s sole business is the carrying on of the Project Partnership Business.
ARTICLE 3
MANAGEMENT OF THE CORPORATION AND APPROVALS

3.1	Management of the Corporation
The Directors will manage, or supervise the management of, the business and affairs of the Corporation in accordance with this Agreement, the Companies Act and the Articles.

3.2	Exercise of Authority
Except as otherwise expressly required in this Agreement, all decisions, approvals, determinations and consents of the Directors required by this Agreement or the Companies Act may be decided, approved, determined or consented to by a majority of the Directors present at a duly constituted meeting of the Board or by a written resolution signed by all of the Directors. The Directors may delegate, as applicable, certain rights and responsibilities to other Board committees or other Persons at any time and from time to time. Such delegated rights and responsibilities remain under the management and supervision of the Directors.

3.3	Shareholder Approvals
In addition to any other approval required elsewhere in this Agreement or by any Applicable Law, including the Companies Act, the Corporation (including for certainty, in its capacity as manager in respect of the Project pursuant to the Management Agreement, to the extent that it can control such matters under the Project LPA, Project Shareholder Agreement and Management Agreement) may not make a decision about, take action on or implement any matter referred to in Schedule “B” without the written consent of (a) for so long as PSP holds a Unit Interest of at least 25%, PSP, and (b) Pattern (each, a “Shareholder Approval”). Pattern may transfer its consent rights under this Section 3.3 to a Permitted Transferee or an acquiror of all or any part of its Shares and Units, in compliance with the Partnership Agreement. PSP may transfer its consent rights under this Section 3.3 and the rights of PSP under Section 2.8 to a Permitted Transferee or an acquiror of 100% of PSP’s Shares and Units held on the date hereof, in compliance with the Partnership Agreement (provided that such transferee’s consent rights will terminate when such transferee owns a Unit Interest of 25% or less), but such consent rights are not otherwise transferable. If PSP transfers less than all of its Shares and Units to a Person other than a Permitted Transferee, PSP shall retain full authority to exercise its surviving consent rights (for certainty provided that PSP or its Affiliate retains a Unit Interest of at least 25%), but appropriate provisions may be included in the applicable transfer agreement as to PSP consulting with the transferee prior to the exercise of such consent rights. This Section 3.3 is subject in its entirety to the provisions of Article 5.
With respect to actions, decisions and votes in respect of the Project General Partner or the Project Partnership that are referred to in Schedule “B”, the Corporation will, in its capacity as manager in respect of the Project pursuant to the Management Agreement, cause or prevent (as applicable) such actions, decisions and votes to the extent within its control as manager in respect of the Project pursuant to the Management Agreement.

3.4	Corporation Obligations; Limitations
Notwithstanding anything else herein contained, the Corporation will cause the Project Partnership and the Project General Partner to comply with the Sections of the Partnership Agreement and this Agreement referring to the Project General Partner or the Project Partnership (i) in its capacity as manager in respect of the Project pursuant to the Management Agreement, (ii) to the extent that it is able to cause the Project General Partner or the Project Partnership to take or not take a particular action, and (iii) subject to the limitations on the ability of the Corporation to act as manager under the terms of the Project LPA, the Project Shareholder Agreement, the Management Agreement and the Project Agreements. Additionally, where this Agreement refers to any obligations and deliverables of the Corporation in respect of the Project, the Project General Partner or the Project Partnership, to the extent that (i) the Project General Partner or the General Partner, as applicable, satisfies such obligations or deliverables otherwise required of the Corporation under this Agreement, the Corporation shall not be deemed to be in breach of this Agreement or the Management Agreement on account of such fact; and (ii) the Corporation satisfies such obligations or deliverables otherwise required of the General Partner and/or the Project General Partner, the General Partner and/or the Project General Partner, as applicable, shall not be deemed to be in breach of the Project Shareholder Agreement, the Unanimous Shareholder Agreement between the General Partner and the shareholders of the General Partner dated as of the date hereof (as amended from time to time in accordance with the terms thereof), or other related Contract, on account of such fact. For greater certainty, the Parties acknowledge and agree that the foregoing shall not affect or limit the PSP Veto Rights in any manner whatsoever.
ARTICLE 4
CAPITAL CALLS AND DISTRIBUTIONS

4.1	Funding Obligations with respect to the Project Partnership

(1)
The Corporation, on behalf of the Project General Partner, shall determine from time to time the capital and operating requirements of the Project Partnership and, unless otherwise unanimously agreed by the Shareholders, shall make Capital Calls to fund such capital and operating requirements to the extent required in accordance with an approved Project Operating Budget or that has otherwise been approved by the Board or the board of directors of the Project General Partner, in order to ensure that the Project Partnership is able to pay its liabilities as they become due.

(2)	Unless unanimously agreed by the Shareholders, all Capital Calls shall be satisfied in cash and not in other property.

(3)	Each Shareholder shall cause its members of the Board to take such actions as are necessary to issue such Capital Calls.

4.2	Distributions

(1)
To the extent permitted by Applicable Law, the distribution policy of the Corporation will be to declare and pay from time to time during the Operational Phase, at least once per quarter but not more frequently than one time per month, as a dividend or distribution, as the case may be, all available cash. The Board may, in its discretion, determine the form of such dividend or distribution and, for greater certainty, whether any such distribution should be a return of capital or otherwise. No dividends or distributions shall be declared by the Corporation at any time prior to the Operational Phase.

(2)
Subject to Section 3.4, to the extent permitted by Applicable Law, the Corporation shall procure that the distribution policy of the Project General Partner will be to declare and pay from time to time during the Operational Phase, at least once per quarter but not more frequently than one time per month, as a dividend or distribution, as the case may be, all available cash. The Corporation, in its capacity as manager pursuant to the Management Agreement on behalf of the Project General Partner, may, in its discretion, determine the form of such dividend or distribution and, for greater certainty, whether any such distribution should be a return of capital or otherwise. No dividends or distributions shall be declared by the Corporation or Project General Partner at any time prior to the Operational Phase.

(3)
The Corporation, in its capacity as manager in respect of the Project pursuant to the Management Agreement, will comply with the Partnership’s and the Project Partnership’s distribution policy, as set forth in Section 8.1 of the Partnership Agreement, at all times. Commencing after financial close for the Project, unless prohibited by Applicable Law, and subject to requirements set forth by the Project lenders as provided in Section 4.2(4) below, the Corporation, in its capacity as manager in respect of the Project pursuant to the Management Agreement, will at least once each calendar quarter cause the Project Partnership to distribute all available cash (as such term is defined in Section 8.1 of the Partnership Agreement) to the Partners as otherwise provided in the Project LPA and the Partnership Agreement.

(4)
Notwithstanding the foregoing, the Parties agree to revise the distribution policies of the Corporation, the Project General Partner, the Partnership and the Project Partnership set forth in this Agreement, the Project Shareholder Agreement, the Project LPA and the Partnership Agreement to the extent required by any lender in any loan or Project Financing document in respect of the Project that is approved in accordance with this Agreement.

(5)
For purposes of Sections 4.2(1) and 4.2(2), “available cash” will means all surplus cash amounts, earnings or available capital of the Corporation, the Project Partnership or the Project General Partner, as applicable, after the payment of all expenses and after deducting reasonable reserves for existing or reasonably foreseeable obligations of the Corporation or the Project General Partner, as applicable, including reserves contained in the then applicable Project Operating Budget for operations or future capital expenses, all as may be determined by the Board from time to time, acting reasonably.

4.3	Project Operating Budget
The Project Operating Budget shall be prepared by the Board and delivered to each Shareholder, annually not less than sixty (60) days (or such earlier period as may be required by the lenders under the Project Financing) prior to each Fiscal Year end. The Project Operating Budget shall include all anticipated costs and expenses of operations including financing costs and principal and interest payments on Project loans, and shall specify sources and uses of funds including any equity capital contributions for anticipated operations deficits.
ARTICLE 5
LOSS OF RIGHTS

5.1	Bankruptcy

(1)
If the Pattern Shareholder or an Affiliate of Pattern that holds Units initiates voluntary bankruptcy proceedings, or fails to dismiss involuntary bankruptcy proceedings filed against it (including any such proceedings arising through consolidation with any bankruptcy proceedings relating to PEGI) within 180 days of filing, then Pattern will automatically and without the need for any further act or formality assign and transfer all of its Shares to PSP for a purchase price per Share equal to the Original Per Share Consideration and concurrently with such sale and transfer, Pattern will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that it will no longer have (a) the right to appoint Directors under Section 2.2, and (b) the right to consent to matters under Section 3.3 (collectively (a) and (b), the “Pattern Control Rights”).

(2)
If the PSP Shareholder or an Affiliate of PSP that holds Units initiates voluntary bankruptcy proceedings, or fails to dismiss involuntary bankruptcy proceedings filed against it (including any such proceedings arising through consolidation with any bankruptcy proceedings relating to an Affiliate of Public Sector Pension Investment Board) within 180 days of filing, then PSP will automatically and without the need for any further act or formality assign and transfer all of its Shares to Pattern for a purchase price per Share equal to the Original Per Share Consideration and concurrently with such sale, PSP will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that it will no longer have (a) the right to consent to matters under Section 3.3, or (b) the rights set out in Section 2.8 (collectively (a) and (b), the “PSP Veto Rights”).

5.2	Dilution Below 10%

(1)
If the aggregate Unit Interest of Pattern and the Pattern Affiliate that holds Units is reduced below 10% as a result of a failure by Pattern or such Pattern Affiliate to fund Capital Calls made pursuant to the Partnership Agreement, then Pattern will automatically and without the need for any further act or formality assign and transfer all of its Shares to PSP for a purchase price per Share equal to the Original Per Share Consideration and concurrently with such sale and transfer, Pattern will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that Pattern will no longer have the Pattern Control Rights.

(2)
If the aggregate Unit Interest of PSP and the PSP Affiliate that holds Units is reduced below 10% as a result of a failure by PSP or such PSP Affiliate to fund Capital Calls made pursuant to the Partnership Agreement, then PSP will automatically and without the need for any further act or formality assign and transfer all of its Shares to Pattern for a purchase price per Share equal to the Original Per Share Consideration and concurrently with such sale, PSP will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that PSP will no longer have the PSP Veto Rights. Notwithstanding the requirements in Sections 2.8 and 3.3 for PSP to have a Unit Interest of at least 25%, PSP will retain the PSP Veto Rights where its (or its Affiliate’s) Unit Interest (a) is at least 10%, and (b) has been reduced below 25% solely as a result of a failure of PSP or its Affiliate to fund Capital Calls made pursuant to the Partnership Agreement (and not as a result of Transfers of Units).

5.3	Events of Default

(1)
If Pattern or the Corporation (while Pattern has the right under Section 2.2 to appoint all the Directors) is determined by a court to have committed actual fraud, wilful misconduct or bad faith in connection with the performance of its duties under this Agreement or if the Corporation (while Pattern has the right under Section 2.2 to appoint all the Directors) is determined by a court to have committed actual fraud, wilful misconduct or bad faith in connection with the performance of its duties under the Management Agreement, then Pattern will be required to sell and transfer its Shares and concurrently with such sale, Pattern will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that it will lose its Pattern Control Rights, as applicable, in accordance with Section 5.1(1), mutatis mutandis.

(2)
If PSP is determined by a court to have committed actual fraud, wilful misconduct or bad faith in connection with the performance of its duties under this Agreement, then it will be required to sell and transfer its Shares and concurrently with such sale, PSP will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that it will lose its PSP Veto Rights in accordance with Section 5.1(2), mutatis mutandis.

(3)
If (a) a court determines that Pattern has committed a material breach of its obligations under this Agreement in a repetitive manner and notice of such material breaches was given by PSP to Pattern following each such material breach, and (b) such repetitive material breach has a material adverse effect on the value of PSP’s investment in the Partnership, then Pattern will be required to sell and transfer its Shares and concurrently with such sale, Pattern will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that it will lose its Pattern Control Rights in accordance with Section 5.1(1), mutatis mutandis.

(4)
If a court determines that the Corporation (while Pattern has the right under Section 2.2 to appoint all the Directors), the Pattern Shareholder or any Affiliate of Pattern that is a counterparty to a Related Party Contract (or the equivalent thereof with respect to any renewable energy project that is jointly owned by Pattern and PSP) or the SSA, has committed a felony crime or its equivalent under Applicable Laws involving actual fraud against an equity investor in one or more renewable energy projects controlled by PEGI, then Pattern will be required to sell and transfer its Shares and concurrently with such sale, Pattern will no longer be a Shareholder but will remain a Party hereto and shall have all of the rights and obligations of a Shareholder hereunder except that it will lose its Pattern Control Rights in accordance with Section 5.1(1), mutatis mutandis.

5.4	Consequences of Loss of Rights

(1)
Subject to Section 5.4(4) below, upon a loss by Pattern of the Pattern Control Rights under this Article 5, PSP shall have the right to appoint all Directors under Section 2.2 instead of Pattern, and decisions and actions referred to in Schedule B may be approved and undertaken without the consent of Pattern.

(2)
If the Pattern Control Rights have been transferred in accordance with Section 3.3 to a Permitted Transferee, such Permitted Transferee will lose such Pattern Control Rights in any circumstance where this Article 5 provides that Pattern would lose such Pattern Control Rights.

(3)
If the PSP Veto Rights have been transferred in accordance with Section 3.3 to a Permitted Transferee, such Permitted Transferee will lose such PSP Veto Rights in any circumstance where this Article 5 provides that PSP would lose such PSP Veto Rights.

(4)
Notwithstanding anything to the contrary herein, including Sections 5.4(1)-(3) or 13.17, if (a) Pattern is required to sell and transfer its Shares and to lose its Pattern Control Rights under the foregoing provisions of this Article 5, and (b) thereafter, Pattern (or the Pattern Affiliate holding Units) Transfers its Units to a Third Party as defined in and in accordance with the Partnership Agreement, then in connection with such Transfer: (x) PSP shall Transfer to such Third Party or its Affiliate a number of Shares (for a purchase price per Share equal to the Original Per Share Consideration) such that the Third Party or its Affiliate acquires a Share Interest equal to its (or its Affiliate’s) Unit Interest, as the same may be adjusted pursuant to Section 6.6, and (y) such Third Party or its Affiliate acquiring Shares shall have all Pattern Control Rights and other rights of Pattern hereunder including the right to appoint all Directors under Section 2.2, mutatis mutandis.

(5)
Notwithstanding anything to the contrary herein, including without limitation Sections 5.4(1)-(3) or 13.17, if (a) PSP is required to sell and transfer its Shares and to lose its PSP Veto Rights under the foregoing provisions of this Article 5, and (b) thereafter, PSP (or the PSP Affiliate holding Units) Transfers its Units to a Third Party as defined in and in accordance with the Partnership Agreement, then in connection with such Transfer: (x) Pattern shall Transfer to such Third Party or its Affiliate a number of Shares (for a purchase price per Share equal to the Original Per Share Consideration) such that the Third Party or its Affiliate acquires a Share Interest equal to its (or its Affiliate’s) Unit Interest, and (y) such Third Party or its Affiliate acquiring Shares shall have all PSP Veto Rights and other rights of PSP hereunder, mutatis mutandis.

(6)
Each of the PSP Shareholder and the Pattern Shareholder hereby irrevocably constitutes and appoints the other as its true and lawful attorney and agent in the name of and on behalf of the PSP Shareholder or the Pattern Shareholder, as the case may be, to execute and deliver in the name of the PSP Shareholder or the Pattern Shareholder, as the case may be, all such assignments, transfers, deeds or instruments as may be necessary to effectively transfer and assign the Shares held by the PSP Shareholder or the Pattern Shareholder, as the case may be, to the other Shareholder or to a Third Party in accordance with Section 5.1 or this Section 5.4. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the dissolution, winding-up, bankruptcy or insolvency of the PSP Shareholder or the Pattern Shareholder, as the case may be, and each such Shareholder hereby ratifies and confirms and agrees to ratify and confirm all that the other Shareholder may lawfully do or cause to be done by virtue of the provisions hereof. Each Shareholder hereby irrevocably consents to the transfer of its Shares made pursuant to the provisions of this Article 5.

(7)
The exercise of any rights or remedies, or loss of rights, pursuant to this Article 5 shall be subject to the terms of any Project Financing. If the consent of any lender or other party is required under any Project Financing as a condition to the exercise of any rights pursuant to this Article 5 or the transfer of any Shares pursuant to this Article 5, each Party shall use its commercially reasonable efforts to obtain such consent or approval promptly following the event giving rise to such rights.

ARTICLE 6
TRANSFER & DISPOSITION OF SHARES

6.1	General Prohibition

(a)	No Shareholder may Transfer any Shares except as expressly permitted by this Agreement and the Articles.

(b)	Any purported Transfer of Shares in violation of this Agreement is void to the maximum extent permitted by Applicable Law.

(c)
The Corporation will not register or permit the registration of any Transfer of any Shares made otherwise than in compliance with the provisions of this Agreement, nor will any voting or other rights attaching to or relating to such Shares be exercisable, nor will any purported exercise of such rights be valid or effective, nor will any dividend or distribution be made on such Shares.

6.2	General Restrictions

(1)	Notwithstanding any other provision in this Agreement to the contrary, no Shareholder may Transfer any Shares if:

(a)
as a result, the remaining Shareholders, the Corporation, the General Partner, the Project General Partner, the Partnership or the Project Partnership would become subject to any materially restrictive or onerous governmental controls or regulations to which they were not subject prior to the proposed Transfer by reason of the nationality or residence of the proposed Transferee;

(b)
as a result, the remaining Shareholders, the Corporation, the General Partner, the Project General Partner the Partnership or the Project Partnership would become subject to any taxation or additional taxation to which they were not subject prior to the proposed Transfer;

(c)
the Transfer is not permitted by Applicable Law or any term of any material agreement or instrument affecting the Partnership, the General Partner, the Project General Partner or the Project Partnership, including the Power Purchase Agreement and the terms of any Project Financing, unless such Transfer is permitted thereunder if a consent or approval is first obtained and such consent or approval is so obtained;

(d)
such Transfer is not exempt from any applicable requirement to file a prospectus, registration statement or similar document with applicable securities regulatory authorities to qualify the trade of such Shareholder’s Shares;

(e)
such Transfer would result in the Project Partnership no longer being eligible to participate in and receive payments from the Power Authority under the Power Purchase Agreement in respect of the Project, unless such result would not occur if a consent or approval is first obtained and such consent or approval is so obtained;

(f)
the Transferee (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (ii) is a Person with whom a transaction is prohibited by applicable provisions of Executive Order 13224, the USA Patriot Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (iii) is Controlled by any Person described in (i) or (ii); or has its principal place of business located in any country with whose citizens the Corporation is prohibited from entering into transactions pursuant to the requirements set forth in (ii);

(g)
any funds being used to purchase the Shares and satisfy the Transferee’s commitments under this Agreement represent or will represent proceeds of crime for the purpose of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

(h)
the Transferee is a Person identified in the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the United Nations Al Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolution on the Democratic People’s Republic of Korea, the Regulations Implementing the United Nations Resolution on Iran or the Special Economic Measures (Burma) Regulations;

(i)
the Transferee has not agreed in writing with the other Shareholders to assume and be bound by all the obligations of the Transferor pursuant to this Agreement with respect to the Shares transferred arising from and after the date of such Transfer and to be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement;

(j)	any consents to such Transfer required pursuant to any Project Agreements or Governmental Agencies will not have been obtained in writing and delivered to the other Shareholders; or

(k)	the Transfer does not comply, where applicable, with the terms of the Project LPA or the Project Shareholder Agreement.

6.3	Permitted Transfer

(1)
Permitted by PSP. Notwithstanding Section 6.1 but subject to Section 6.2, Section 6.5, Section 6.7 and Section 6.9, PSP may, at any time and from time to time, Transfer all but not less than all Shares held by it upon prior notice to the Corporation and the other Shareholders but without first obtaining a Shareholder Approval:

(a)	to a Controlled Affiliate of PSP provided that such Transfer complies with Section 6.4; and

(b)	to any other Person pursuant to, and in compliance with, Section 6.6.

(2)
Permitted by Pattern. Notwithstanding Section 6.1 but subject to Section 6.2, Section 6.5, Section 6.7 and Section 6.9, Pattern may, at any time and from time to time, Transfer all but not less than all Shares held by it upon prior notice to the Corporation and the other Shareholders but without first obtaining a Shareholder Approval:

(a)	to a Controlled Affiliate of Pattern provided that such Transfer complies with Section 6.4; and

(b)	to any other Person pursuant to, and in compliance with, Section 6.6.

6.4	Permitted Transfers to Controlled Affiliates

(1)
Notwithstanding Section 6.1 but subject to Section 6.2 and Section 6.9, a Shareholder who is not then in default of its obligations under this Agreement will be entitled to Transfer to a Controlled Affiliate, without complying with Section 6.6, title to all or part of its Shares to one of its Controlled Affiliates, provided that:

(a)
the Transferor first establishes to the satisfaction of the other Shareholders, acting reasonably, (and if the other Shareholder does not agree that the Transferee is a Permitted Transferee then the matter shall be subject to the dispute resolution procedures outlined in Section 13.15) that the Person to which it is transferring its Shares is a Controlled Affiliate;

(b)	a copy of the document or instrument effecting the Transfer is delivered to the Corporation;

(c)	the Corporation and the other Shareholders receive prior written notice of such Transfer;

(d)	all of the requirements for a Transfer set forth under Article 10 are satisfied; and

(e)
where the Transferor transfers less than all of its Shares to a Controlled Affiliate, all Shares held or acquired by such Transferor and its Controlled Affiliate(s) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and (i) such Transferor and its Controlled Affiliate(s) may apportion such rights as among themselves in any manner they deem appropriate and (ii) shall be jointly and severally liable for their respective obligations under this Agreement.

6.5	Restrictions on Transfer
Notwithstanding anything to the contrary in this Article 6 and any requirement or prohibition of any lender under the Project Financing, no Shareholder shall be entitled to Transfer any Shares pursuant to this Article 6 or if such Transfer would breach any term of or cause a default under the Power Purchase Agreement, unless such Transfer is permitted thereunder if a consent or approval is first obtained and such consent or approval is so obtained. In addition, PSP may not Transfer any Shares, at any time, to a Competitor.

6.6	Transfer of Units by PSP or Pattern

(1)
Reference is made to Section 8.5 of the Partnership Agreement (the “ROFO Provision”), Section 8.6 of the Partnership Agreement (the “Tag Provision”) and Section 8.7 of the Partnership Agreement (the “Drag Provision”). Subject to the following sentences of this Section 6.6, if a Shareholder or its Affiliate holding Units is transferring Units pursuant to the ROFO Provision, Tag Provision or Drag Provision, as applicable, or any other transfer other than to a Controlled Affiliate, the Shareholder must also transfer a number of Shares held by such Shareholder to the applicable Transferee such that the Share Interest held by the Transferee equals the Unit Interest held by the Transferee or its Affiliate. The Transfer or issuance of any Shares hereunder will be made at a purchase price per Share equal to the Original Per Share Consideration (subject to appropriate adjustment in the event of any share split, combination or other similar recapitalization with respect to the shares in the capital of the Corporation). The parties acknowledge that for regulatory reasons, PSP has determined to hold a maximum Share Interest equal to 30% unless and until it holds 100% of the Shares, resulting in its Share Interest being lower than the Unit Interest held by PSP or its Affiliate until such time, and resulting in the Share Interest held by Pattern being higher than the Unit Interest held by Pattern or its Affiliate until such time. At any time where the Share Interest of PSP is lower than the Unit Interest of PSP or its Affiliate, “Excess Shares” means the number of Shares held by Pattern which if transferred by Pattern to PSP would equalize the Share Interest and Unit Interest of PSP and its Affiliate holding Units. With respect to Transfers or issuances of Shares in accordance with this Agreement, the following shall apply:

(a)	in connection with transfers of Units by PSP or its Affiliate, PSP may require that Pattern transfer any or all of the Excess Shares held by Pattern to the transferee of such Units;

(b)	where PSP would at any time be issued or transferred Shares resulting in a Share Interest greater than 30% but lower than 100%, PSP may elect to have Pattern hold all Excess Shares; and

(c)
where any Units are issued that would alter the relative Unit Interests as between the Pattern or its Affiliate (on the one hand) and PSP or its Affiliate (on the other hand), the Corporation shall issue a number of Shares to Pattern or PSP as applicable to ensure (subject to (b) above) that the Share Interest held by such Party is equal to the Unit Interest held by such Party or its Affiliate.

6.7	Release of Transferring Shareholder
Subject (for certainty) to Section 6.4(1)(e), if a Shareholder Transfers, in accordance with this Agreement, all of its Shares, the transferring Shareholder will thereupon have no further funding obligations under this Agreement, provided that such transferring Shareholder will remain responsible for any and all of its debts and liabilities, and other obligations under this Agreement arising prior to the time of such Transfer. For avoidance of doubt, the confidentiality obligations of Article 9 shall survive the Transfer by a Shareholder of any or all of its Shares.

6.8	Pledge of Shares
Except as required pursuant to the terms of any Project Financing that is approved by the Board, no Shareholder will be permitted to Transfer any of its Shares by way of an Encumbrance to any other Person or otherwise grant a lien on any of its Shares without the prior written consent of all other Shareholders, which consent may be unreasonably or arbitrarily withheld; provided, however, that (i) any collateral assignment to any lender(s) or agent on behalf of such lender(s) of any direct or indirect interest in a Shareholder (an “Upstream Pledge”), or any foreclosure of such collateral assignment by such lender(s) or such agent (an “Upstream Realization”) and subsequent disposition of such direct or indirect interest in a Shareholder shall be permitted so long as (a) such lender is financial institution with experience in the renewables sector, (b) any subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of its direct or indirect interest in a Shareholder is to a Qualified Transferee and (c) such subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of such indirect interest in a general partner or direct or indirect interest in a Shareholder complies with the transfer restrictions hereunder including Article 6, and (ii) any collateral assignment by any Shareholder to its corporate lenders or agent on behalf of such lender(s) of a direct interest in the Shares (a “Permitted Pledge”), or any foreclosure of such collateral assignment by such lender(s) or such agent (a “Permitted Realization”) and subsequent disposition of such interest in the Shares shall be permitted so long as (a) any subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of its interest in the Shares is to a Qualified Transferee and (b) such subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of such interest in the Shares complies with the transfer restrictions hereunder, including Article 6.
Notwithstanding anything to the contrary in this Agreement, any Shareholder may pledge or otherwise grant a security interest in any of its Shares in connection with any Project Financing being provided to the Partnership. Transfers of such Shares to a secured party or any subsequent transferee in connection with any such financing are permitted.

6.9	Conditions to Admission
As conditions to the admission of a Transferee of a Shareholder as a substituted shareholder, any such Person will:

(a)
execute and acknowledge such instruments, in form and substance satisfactory to the other Shareholder, as the other Shareholder will deem necessary or desirable to effectuate such admission and to confirm the agreement of the Person being admitted as a substitute shareholder to be bound by all of the terms and provisions of this Agreement and to continue the Corporation without its dissolution or termination under the laws of the Province of Nova Scotia, or for any other reason; and

(b)	pay all reasonable expenses in connection with such admission, including the cost of preparing and filing of all necessary notices or amending declarations in any jurisdiction.

6.10	Indirect Transfers

(1)
A Transfer of the units or other equity interest in a Shareholder or in any Person that directly or indirectly holds units or other equity interests in such Shareholder (other than an Upstream Pledge or Upstream Realization or as permitted pursuant to Section 6.10(2)) shall not constitute a Transfer by the Shareholder of its Shares provided that (a) where the Shareholder is Pattern, that after such Transfer, PEGI continues to ultimately Control Pattern (or its Permitted Transferee), and (b) where the Shareholder is PSP, that after such Transfer, Public Sector Pension Investment Board continues to ultimately Control PSP (or its Permitted Transferee).

(2)
For certainty, a Transfer of the units or other equity interests in PEGI or Public Sector Pension Investment Board or their respective direct and indirect owners shall not constitute a Transfer for purposes of this Agreement.

ARTICLE 7
BOOKS, RECORDS, AUDITORS AND TAX RETURNS

7.1	Books and Records

(1)
The Corporation shall maintain the minute book of the Corporation in Canada, provided that the Corporation will make available such books and records in a form that will enable the Shareholders to access such ledgers and other books and records in Halifax, Nova Scotia or Toronto, Ontario, and the Directors shall make such designation, as applicable, during normal business hours and through remote electronic access.

(2)
The Corporation shall cause to be kept appropriate books and records (financial or otherwise) with respect to the business of the Corporation, the Project General Partner and the Project Partnership. Any books and records kept by or on behalf of the Corporation in the normal course of business, including books of account and records of the proceedings of the Corporation, the Project General Partner and the Project Partnership, may be kept on, or be in the form of, computer disk, hard disk, magnetic tape, or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Corporation, the Project General Partner and the Project Partnership will be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP. The foregoing books and records will be maintained after the dissolution of the Corporation, the Project General Partner and the Project Partnership for the time periods required by applicable law at the principal office of the Corporation in Canada. Such books and records will be made available to the Shareholders in a form that will enable such Persons to access them in Halifax, Nova Scotia or Toronto, Ontario, as applicable, during normal business hours and through remote electronic access.

7.2	Access to Information

(1)
Each Shareholder, and its respective Representatives and auditors, will be allowed to have access, during normal business hours, to all books and records and information concerning the Corporation, the Project Partnership and the Project General Partner.

(2)
Each Shareholder will be permitted to cause auditors engaged by it to review, subject to such auditors agreeing to comply with reasonable confidentiality restrictions, any Financial Statements prepared in respect of the Corporation, the Project Partnership and the Project General Partner and all books and records and working papers related thereto.

(3)
Upon request of a Shareholder made to the Corporation, Representatives and auditors of such Shareholder will, subject to such Representatives or auditors agreeing to comply with reasonable confidentiality restrictions, be provided with an opportunity to meet during normal business hours, with the Auditors and other Persons who are familiar with the affairs of the Corporation, the Project Partnership and the Project General Partner.

(4)
Each Shareholder will bear its own costs for the access, and any audit or review by its Representatives or auditors referred to in this Section 7.2, including any costs associated with making photocopies of documents.

7.3	Selection of Auditors and Reporting

(1)
The Corporation will retain internationally recognized accountants as may be approved by the Shareholders as the Auditors, to conduct an audit of the books and records of the Corporation, the Project Partnership and the Project General Partner, as may be required pursuant to this Agreement, in accordance with GAAP and the terms of this Agreement.

(2)
The Corporation will prepare the Financial Statements and will retain the Auditors to audit such Financial Statements (to the extent required hereby) in accordance with GAAP and the terms of this Agreement.

(3)
The Corporation will prepare and deliver to each of the Shareholders within one hundred and twenty (120) days of the end of each Fiscal Year, annual financial statements (which do not include footnotes) in respect of the Corporation, the Project Partnership and the Project General Partner (the “Annual Financial Statements”), which shall be audited and prepared in accordance with GAAP, to the extent required by the Project Financing. If the Annual Financial Statements are not required to be audited, then PSP shall have the right to request an audit of the Corporation, the Project Partnership and the Project General Partner, in which case the Corporation shall use commercially reasonable efforts to produce audited Annual Financial Statements, to be prepared (at PSP’s sole cost and expense) in an expeditious manner.

(4)
The Corporation will prepare and deliver to each of the Shareholders within sixty (60) days after the end of each quarter of each Fiscal Year (including the final quarter of each Fiscal Year), a reasonably detailed report summarizing the status of the activities of the Corporation, the Project Partnership and the Project General Partner as at the end of the applicable quarter, financial and operational results data and reforecasting (if applicable) and a distribution forecast (including calculations of debt services coverage ratio and forecasted distributions to partners, which will include the unaudited unconsolidated quarterly financial statements of the Corporation, the Project Partnership and the Project General Partner for the quarter then ended (which do not include footnotes), including a balance sheet, a statement of income (profit and loss) and a statement of Shareholders’ equity and a related statement of changes in cash flow for such quarter (all of which will contain comparisons to the prior year) and will contain notes explaining material balances set out in the balance sheet and income statements and which specify the accounting standard used (the “Quarterly Financial Statements”).

(5)
The Corporation will deliver to each Shareholder, on a quarterly basis together with the Quarterly Financial Statements, a reasonably detailed operating report, including summary environmental, health and safety information, as applicable.

(6)
In addition to any report required under this Agreement or pursuant to Applicable Law, the Corporation will prepare or cause to be prepared and delivered to each of the Shareholders such other quarterly and annual reports in respect of the financial condition of the Corporation, the Project Partnership and the Project General Partner or distributions made by the Corporation, the Project Partnership and the Project General Partner as may be reasonably required by any of the Shareholders at any time and from time to time.

(7)
PSP shall be entitled (at its sole cost and expense) to have auditors engaged by PSP review, subject to such auditors agreeing to comply with customary confidentiality restrictions, any financial statements prepared in respect of the Corporation, the Project Partnership and the Project General Partner and all books and records and working papers related thereto; provided that any such reviews shall be scheduled upon reasonable advance notice by PSP and shall occur during normal business hours and shall be conducted in a manner not to unreasonably interfere with the business and operations of the Corporation or PEGI and its Affiliates. Where the right to conduct any such review are subject to obligations of PEGI (or its Affiliates) or the Corporation to, or limitations imposed by, any joint venture partners or contractual counterparties of the Corporation, the foregoing review rights of PSP will be subject to all such limitations and to full compliance by PEGI, the Corporation and PSP of all such obligations.

7.4	Accounting Principles
All calculations, reports, Financial Statements and projections required to be made or prepared by or in respect of the Corporation, the Project General Partner and the Project Partnership will be made or prepared in accordance with GAAP.

7.5	Tax Returns
The Corporation will prepare and file all tax returns and related information for the Corporation, the Project Partnership and the Project General Partner and will pay out all taxes and other governmental charges due to be paid from time to time to the applicable Governmental Agency. The Corporation will provide to each Shareholder for review the annual corporate tax returns of the Corporation, the Project Partnership and the Project General Partner thirty (30) days prior to the filing due date set by the applicable Governmental Agency. Such Shareholders will then have fifteen (15) days to review and comment on such corporate tax returns from receipt thereof in accordance herewith. GST returns prepared by the Corporation will not be subject to review by the Shareholders prior to the filing thereof with the applicable Governmental Agency, however, GST returns that have already been filed by the Corporation, the Project Partnership or the Project General Partner will be provided to any Shareholder for review upon reasonable request by such Shareholder.

7.6	Corporation Obligations; Book and Records and Auditors
Notwithstanding anything to the contrary in this Article 7, the Corporation’s obligations under this Article 7 are subject to Section 3.4.

ARTICLE 8
THIRD PARTY AGREEMENTS

8.1	Pattern O&M Contract
Pattern has caused the O&M Provider to provide operation and maintenance services to the Project in accordance with the O&M Contract between the O&M Provider and the Project Partnership. Pattern will, or will cause the O&M Provider to, as applicable, make available in Toronto during normal business hours and, to the extent practicable, by remote electronic access, all records relating to the operation and maintenance services provided under the O&M Contract.

8.2	Pattern PAA
Pattern has caused the PAA Provider to provide Administration Services to the Project, the Project Partnership and the Project General Partner, in accordance with any PAA between the PAA Provider and the Project General Partner, on its own behalf and as general partner of the Project Partnership. Pattern will, or will cause the PAA Provider, as applicable, to make available to the Shareholders the ledgers and all books and records relating to the Project in Toronto during the normal business hours and, to the extent practicable, by remote electronic access.
ARTICLE 9
CONFIDENTIALITY

9.1	Confidentiality

(1)
Subject to the provisions of this Section 9.1, each Shareholder shall, and shall cause its Affiliates and its and their Representatives to, keep confidential all information, documentation and records obtained from the Corporation, its Affiliates or their respective Representatives as well as any information arising out of any Shareholder’s access to the books and records of the Corporation, its Affiliates or their respective Representatives (collectively, the “Confidential Information”); provided that except as set forth in Section 9.1(2), nothing herein shall restrict or prohibit any Partner from disclosing Confidential Information to its Representatives, in each case who first are instructed to maintain Confidential Information confidential on substantially similar terms as those contained in this Section 9.1(1); provided, further, that such Partner shall be liable for any breach of this Section 9.1 by any such Person as if such Partner had itself committed such breach. “Confidential Information” shall not include: (1) public information or information in the public domain at the time of its receipt by PSP or its Representatives; (2) information which becomes public through no fault or act of PSP or its Representatives; or (3) information received by PSP or its Affiliates in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations. PSP acknowledges that it is aware that (i) Confidential Information and Competitively Sensitive Information (as defined below) contains material, non-public information regarding the Corporation and its Affiliates and PEGI and (ii) United States and Canadian securities laws prohibit any persons who have material, non-public information from purchasing or selling securities of a company using such information or from communicating such information to any Person (including its Affiliates) under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. PSP further confirms that it has in place internal information protection mechanisms to prevent unauthorized use of the Confidential Information and Competitively Sensitive Information.

(2)
“Competitively Sensitive Information” shall mean information regarding the Corporation or its Affiliates that PEGI determines that one or more Affiliates of PSP could reasonably be expected to use to compete with PEGI. Notwithstanding anything to the contrary in this Agreement (including Section Article 7), in no event shall PSP be entitled to receive Competitively Sensitive Information, and PSP shall, and shall cause its Affiliates to, maintain any Competitively Sensitive Information of which any of their Representatives is or becomes aware in strict confidence; provided that the Corporation shall provide PSP with a commercially reasonable description of the nature of any Competitively Sensitive Information that would otherwise have been provided to PSP but for this Section 9.1(2) and shall use commercially reasonable efforts to provide substitute disclosure to PSP that, to the greatest extent practicable under the circumstances, will enable PSP to assess the applicable opportunity relating to the Corporation or its Affiliates in substantially the same manner as if PSP had full access to such Competitively Sensitive Information and that is otherwise reasonably satisfactory to PSP.

(3)
Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent or restrict any Shareholder or any of its Affiliates from disclosing, without the agreement of the Corporation or its Affiliate, as applicable: (a) Confidential Information required to be disclosed under any Applicable Law (including applicable securities laws) or the rules of any securities exchange; (b) Confidential Information required to be disclosed to its lenders or other creditors on a confidential basis; provided that in no event shall this clause (b) permit the disclosure of any Competitively Sensitive Information. Any Shareholder disclosing Confidential Information, as applicable in accordance with this Section 9.1 shall use reasonable efforts to (i) advise the Corporation and the other Shareholders of the details of the required disclosure and (ii) if permitted by Applicable Law, obtain the comments of the Corporation and such other Shareholders on the wording of the proposed disclosure prior to making such disclosure.

(4)
Notwithstanding anything to the contrary in this Agreement, in no event shall PSP, any of its Affiliates, or any of their respective Representatives, share any Confidential Information or Competitively Sensitive Information with any portfolio companies or other investments of PSP (or any of their respective Representatives other than employees of PSP who are acting in their capacity as Representatives of PSP and do not use such information for any purpose other than in furtherance of the transactions contemplated by this Agreement) and PSP shall, and shall cause its Affiliates that receive Confidential Information or Competitively Sensitive Information to, use customary information barriers to ensure that no portfolio company or other investment of PSP or any of their respective Representatives (other than employees of PSP who are acting in their capacity as Representatives of PSP and do not use such information for any purpose other than in furtherance of the transactions contemplated by this Agreement) has access to any Confidential Information or Competitively Sensitive Information.

(5)
This Agreement will not be construed as granting expressly or by implication during its terms or thereafter any interest in or rights or license with respect to any Confidential Information and Competitively Sensitive Information disclosed pursuant to this Agreement or otherwise by or on behalf of the Corporation and its Affiliates.

(6)
In the event of a breach of a Shareholder’s obligations under this Section 9.1, the Shareholder must, as soon as practicable following discovery of the breach, give written notice to the Corporation of the nature of the breach. The Shareholder must immediately, and upon consultation with the Corporation, take all necessary reasonable steps to limit the extent of the breach.

(7)
Disclosure or use of Confidential Information and Competitively Sensitive Information contrary to, or other breach of, this Agreement, or any other failure to comply with the terms and conditions of this Agreement by a Shareholder, will give rise to irreparable injury to the Corporation and its Affiliates, inadequately compensable in damages. The Shareholders acknowledge and agree that the Corporation and its Affiliates, as applicable, may, in addition to any other remedy and in conjunction with Section 13.21, enforce the performance of this Agreement by way of injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages (and without the requirement of posting a bond or other security). The rights and remedies provided in this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or equity.

(8)
Notwithstanding the foregoing, and without limiting a Shareholder’s obligations under this Agreement, each Shareholder also agrees to comply with all provisions contained in the Project Shareholder Agreement which relate to obligations of confidentiality (or any related obligations and covenants) in favour of the Project General Partner and its Affiliates.

9.2	Public Announcements
Each Shareholder shall, and shall cause its Affiliates, to consult with the other Shareholder and provide that other Shareholder a reasonable opportunity to comment before issuing any press release or making any other public announcement regarding the other Shareholder, provided that (i) in the case of any disclosure required by Applicable Law or stock exchange rule, such consultation and opportunity to comment shall only be required to the extent reasonably practicable under the circumstances and (ii) no consultation and opportunity to comment shall be required with respect to any disclosure that is substantially similar to prior public disclosure made in compliance with the terms of this Agreement.

9.3	Subsidiaries as Third Party Beneficiaries
The provisions of this Article 9 will enure to the benefit of the Corporation and its Subsidiaries notwithstanding that such Subsidiaries are not parties hereto.
ARTICLE 10
GENERAL SALE PROVISIONS

10.1	Warranties of Seller
Subject to the applicable limitations set forth in Article 6, each Shareholder shall do all such acts or things, including the execution of any Share transfers, that may be necessary to effect the transfer of any Shares to another Shareholder or a Third Party pursuant to this Section 10.1. For greater certainty, in respect of a proposed Transfer from one Shareholder to another Shareholder, the selling Shareholder shall cause any such Transfer to be effected by way of a simplified transfer agreement with representations and warranties restricted to ownership of the Shares to be transferred, enforceability of the Transfer, corporate capacity, authority and authorization, and receipt of necessary consents to effect the Transfer.

10.2	Closing
Each Transfer of Shares between a seller and a buyer will, unless the seller and the buyer otherwise agree, be closed at the offices of the solicitors of the Corporation at 10:00 a.m. on the closing date specified in accordance with this Agreement.

10.3	Closing Conditions
At the time of closing of any Transfer of any Shares between a seller and a buyer under this Agreement, the seller will table:

(a)
a certificate or certificates representing the Shares being Transferred by the seller, duly endorsed in blank for transfer or accompanied by a duly executed stock power of transfer in appropriate form;

(b)	a release of any Encumbrances on the Shares being Transferred;

(c)
either a certificate of the seller stating that the seller is not a non-resident of Canada for the purposes of the Income Tax Act or a certificate issued by the Minister of National Revenue pursuant to section 11.6 of the Income Tax Act with respect to the proposed disposition of property by a non-resident of Canada; and if the seller fails to deliver such certificate, or if the purchase price for the Shares being sold is greater than the certificate limit shown in the certificate issued by the Minister of National Revenue, then the buyer will be entitled to deduct or withhold from the purchase price and to remit to the Receiver General of Canada the amount for which the buyer, in its reasonable determination, is liable pursuant to the provisions of section 11.6 of the Income Tax Act in respect of the Transfer of the Shares being Transferred; and

(d)	the resignation(s), as a Director, of the seller’s appointee(s) to the Board.

10.4	Payment
The buyer will pay for the Shares being purchased pursuant to this Agreement by a draft drawn on, or a cheque certified by, or a wire transfer initiated by a Canadian or U.S. chartered bank or trust company.

10.5	Allocation of Purchase Price
Unless otherwise specified herein, on any Transfer of Shares the allocation of the purchase price for such Shares will be to each Share, equally per Share.

10.6	Indebtedness between Seller and the Corporation

(1)
If, on the date of closing of any sale and purchase of all of the Shares of a seller, the seller is indebted to the Corporation or any Subsidiary or has failed to return any property of the Corporation or any Subsidiary, then, unless the Corporation and the seller otherwise agree in writing, the buyer will at the time of closing of such purchase and sale pay to the Corporation the purchase price payable for the Shares being sold and the Corporation, acting reasonably, will apply such purchase price to repayment of the indebtedness of the seller to the Corporation or any Subsidiary, as the case may be, and, if applicable, retain an amount equivalent to the fair market value of the property of the Corporation or any Subsidiary, as the case may be, as security for the return of such property. If the seller sells all of his Shares and the indebtedness of the seller to the Corporation or any Subsidiary exceeds the purchase price for the Shares being sold, then the seller will at the time of closing pay the balance of such indebtedness to the Corporation to retire such indebtedness. If the purchase price for the Shares being sold exceeds the indebtedness of the seller to the Corporation or any Subsidiary, the Corporation will pay the balance to the seller at the time of closing of such sale and purchase less, if applicable, such amount as it may retain, acting reasonably, equivalent to the fair value of the property of the Corporation or any Subsidiary, as the case may be, as security for the return of such property.

(2)
If, on the date of closing of any sale and purchase of all of the Shares of a seller, the Corporation or any Subsidiary is indebted to the seller, the Corporation or such Subsidiary will, at the time of closing, repay such indebtedness at its face value plus accrued and unpaid interest, if any.

ARTICLE 11
ISSUE OF ADDITIONAL SHARES

11.1	Issuance of Shares
Except as contemplated in Section 3.3, no new class of Shares or other securities granting rights, preferences or privileges that differ from the rights, preferences and privileges of the Common Shares will be created by the Corporation.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of the Shareholders
Each Shareholder hereby represents and warrants as follows, and acknowledges and confirms that the other Parties are relying on such representations and warranties in entering into this Agreement:

(a)
Qualification. It is a corporation, or other legal entity, duly incorporated or formed and existing under the laws of its jurisdiction of incorporation or formation and has the corporate or other power to enter into and perform its obligations under this Agreement. It has all governmental and regulatory licences, registration and approvals required by Applicable Law as may be necessary to perform its obligations under this Agreement.

(b)
Authorization. The execution and delivery of and performance by it of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of the Shareholder.

(c)	Validity of Agreement. The execution and delivery of and performance by the Shareholder of this Agreement:

(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its articles, by-laws or other constating documents or governing agreements;

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any contracts or instruments to which the Shareholder is a party or pursuant to which any of the Shareholder’s assets may be affected; and

(iii)	will not result in the violation of any Applicable Law.

(d)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of each Shareholder enforceable against it in accordance with its terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(e)
Title to Shares. The Common Shares set out opposite the Shareholder’s name in Schedule A, which shall be updated by the Board from time to time, are owned by the Shareholder as the registered and beneficial owner with good title, free and clear of all liens, other than those restrictions on transfer, if any, contained in the Articles.

(f)
Residence. Unless otherwise disclosed in writing to the Corporation, the Shareholder is not a non-resident of Canada for the purposes of the Income Tax Act or is, if a partnership, a “Canadian partnership” for the purposes of the Income Tax Act.

12.2	Survival
The representations, warranties and covenants of the Parties contained in this Article 12 survive the execution and delivery of this Agreement and continue in full force and effect with respect to each Party until it ceases to be bound by the provisions of this Agreement.
ARTICLE 13
GENERAL

13.1	Actions in Accordance with Agreement
Each Shareholder will vote its Shares to give effect to this Agreement whether at a meeting of the Shareholders or by written resolution of the Shareholders.

13.2	Corporation Consent
The Corporation consents to this Agreement and is governed by its terms.

13.3	Agreement to be Bound
Each Person who becomes a Shareholder must concurrently with becoming a Shareholder execute and deliver to the Corporation a counterpart copy of this Agreement or a written agreement in form and substance satisfactory to the Parties, agreeing to be bound by this Agreement, including making the representations and warranties contained in Article 12.

13.4	Conflict with Articles
In the event of any inconsistency between this Agreement and the Articles, this Agreement will govern to the extent of the inconsistency and, at the request of any Party, the Parties will forthwith make all changes to the Articles as are necessary and lawful to render them not inconsistent with this Agreement.

13.5	Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written which shall be deemed to terminate on the date hereof and shall thereafter have no further effect upon the Parties, other than the Partnership Agreement, which will continue in force and effect. There are no conditions, representations, warranties or other agreements between the Parties with respect to the subject matter hereof, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement and the Partnership Agreement.

13.6	Amendment
This Agreement may be amended only by a written instrument signed by all of the Shareholders.

13.7	Rights of Set-Off
Notwithstanding anything in this Agreement to the contrary, the Corporation shall have the right to set off against any amount that would otherwise have been paid to a Shareholder hereunder, any amount owing by the Shareholder to the Corporation, including any amount owing as a result of a breach by the Shareholder of its obligations hereunder.

13.8	Waiver
A waiver of any default, breach or non-compliance under this Agreement is not effective unless it is in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non- compliance or by anything done or omitted to be done by that Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance, whether of the same or any other nature.

13.9	Governing Law
This Agreement will be construed in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein (without reference to conflicts of law principles). Each of the Parties irrevocably attorns to the jurisdiction of the courts of the Province of Nova Scotia but nothing in this Agreement will preclude any Party from bringing suit or taking other legal action in any other jurisdiction.

13.10	Severability
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.11	Time of Essence
Time will be of the essence of this Agreement in all respects.

13.12	Further Assurances
Each Party will promptly do, execute and deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement, that any other Party may reasonably require for the purpose of giving effect to this Agreement.

13.13	Notice

(1)
Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be effectively given and made if delivered or sent by facsimile to the applicable address or facsimile number set out below:

(i)	to Pattern:
c/o Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111

Attention:    General Counsel

Facsimile:    415-362-7900

(ii)	to PSP:
Public Sector Pension Investment Board

1250 René-Lévesque Blvd. West

Suite 1400

Montreal, Québec H3B 5E9
Attention:    Managing Director, Infrastructure Investments

Email:        vertuousenergy@investpsp.ca
and legalnotices@investpsp.ca
with a copy (which shall not constitute notice) to:
Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College

26th Floor

Montréal, Québec H3A 3N9
Attention:    Franziska Ruf

Email:        fruf@dwpv.com

(iii)	to the Corporation:
c/o Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111

Attention:    General Counsel

Facsimile:    415-362-7900

(2)
Any notice or other communication so given will be deemed to have been given and received on the day of delivery, if delivered, or on the day of faxing, if faxed, provided that such day is a Business Day and such notice or other communication is so delivered or faxed by 4:00 p.m. (local time at the place of receipt) on such day. Otherwise, such notice or communication will be deemed to have been given and received on the next following Business Day. Any such notice or other communication given in any other manner will be deemed to have been given and received only upon actual receipt. Without in any way limiting the foregoing, each party shall, to the extent possible, send a copy by e-mail of each notice, request, demand or communication given in accordance with the foregoing to each recipient thereof; provided that the sending of (or failure to send) a copy of such notice, request, demand or communication by e-mail shall in no way affect the validity of such notice, request, demand or communication or the interpretation as to when such notice, request, demand or communication is deemed to be received pursuant to this Section 13.13.

(3)	Any Party may from time to time change its address, contact name or facsimile number under this Section 13.13 by notice to the other Parties given in the manner provided by this Section 13.13.

13.14	Benefit/Binding
This Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

13.15	Dispute Resolution Procedure
Except as otherwise provided for in Section 2.8 or Section 9.1(7), if any dispute, claim, question or differences arises out of or in relation to this Agreement, or any breach hereof, (a “Dispute”) the Parties to this Agreement shall each use commercially reasonable efforts to settle the Dispute (the “Initial Good Faith Discussions”). Notwithstanding the foregoing, if the Dispute is not resolved within ten (10) days of commencing such Initial Good Faith Discussions, the Parties shall refer such Dispute to their respective senior representatives, who shall in turn use commercially reasonable efforts to settle the (the “Escalated Good Faith Discussions”). If such Dispute remains unresolved following the date that is ten (10) days following the commencement of the Escalated Good Faith Discussions, any Party may, following the delivery of written notice to the other Party or Parties, as applicable, commence an action in respect of the Dispute.

13.16	No Right to Employment
Neither this Agreement nor any purchase of Shares pursuant to the provisions of this Agreement will create, or be construed or deemed to create, any right to employment in favour of any Person by the Corporation or any of the Subsidiaries.

13.17	Assignment
No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement without the prior consent of all of the other Parties or in accordance with this Agreement, except where such assignment or transfer is being made together with the Transfer of its Shares in accordance with this Agreement or where such assignment is required pursuant to the Project Financing.

13.18	Legend on Certificates
All certificates representing Shares will have a legend endorsed on them substantially as follows:
“The Corporation and the securities represented by this certificate are subject to the terms and conditions of a Shareholders Agreement made as of the 10th day of August, 2018, as amended from time to time, which agreement contains restrictions on the right of the holder to sell, assign, dispose of, exchange, pledge, grant an encumbrance over, hypothecate or otherwise transfer the securities represented by the certificate. Notice of the terms and conditions of the Shareholders Agreement is hereby given.”

13.19	Subdivision, Consolidation, etc. of Shares
The provisions of this Agreement will apply mutatis mutandis to any securities into which the Shares or any of the Shares may be converted or changed, to any securities of the Corporation resulting from a reclassification, subdivision or consolidation of any Shares, to any securities of the Corporation which are received by the Shareholders as a stock dividend or as a result of a stock split, stock consolidation, stock issuance, reverse stock split, recapitalization or reclassification, and to any securities of the Corporation or of any successor body corporate which may be received by the Shareholders on an amalgamation, reorganization, merger or combination of the Corporation.

13.20	Termination of Agreement and Survival
This Agreement will come into force and be effective as of and from the date of this Agreement and will continue in full force and effect until the earliest of:

(a)	the date this Agreement is terminated by written agreement of the Parties;

(b)	the termination of the Management Agreement;

(c)	the replacement of the Corporation, as manager under the Management Agreement, by another Person; and

(d)
the date all of the Shares are owned by one Shareholder, provided that if one Shareholder becomes the owner of the Shares pursuant to Article 5, this Agreement shall not terminate and shall continue in full force and effect until such time as it is otherwise terminated in accordance with the terms of this Section 13.20.

Notwithstanding the foregoing, the provisions of Article 9 and other provisions stated to survive termination will survive any termination of this Agreement.

13.21	Management Agreement
Each Party agrees and acknowledges that no Party shall cause the termination or the assignment of the Management Agreement or the replacement of the Corporation as manager under the Management Agreement without the prior written consent of the Shareholders.

13.22	Remedies
The Parties acknowledge and agree that all restrictions contained in this Agreement are reasonable and valid and that all defences to the strict enforcement of such restrictions are hereby waived, and that the rights, privileges, restrictions and conditions set forth in this Agreement are special and unique such that a breach of any such rights, privileges, restrictions or conditions cannot adequately be compensated for by an award of damages. Accordingly, any Party will be entitled to temporary and permanent injunctive relief and to an order for specific performance against every other Party that is in breach of this Agreement without having to prove damages. Any remedy this Agreement sets forth or contemplates will be in addition to and not in substitution for or dependent upon any other remedy.

13.23	Withholding
Anything to the contrary notwithstanding, all payments that the Corporation or a Subsidiary is required to make under this Agreement to a Shareholder will be subject to withholding of such amounts relating to income taxes, employment insurance premiums, Canada pension plan contributions, workers’ compensation premiums, other taxes and other amounts as the Corporation or a Subsidiary may reasonably determine it must withhold pursuant to any Applicable Law. In lieu of withholding such amounts, in whole or in part, the Corporation or a Subsidiary may, in its sole discretion, accept other provision for payment of taxes as required by Applicable Law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such amounts have been satisfied.

13.24	Expenses
Each Shareholder will pay its own legal and other costs and expenses incurred in connection with the negotiation and finalization of this Agreement.

13.25	Independent Advice
Each of the Shareholders acknowledges that it has received or waived the opportunity to receive independent legal and tax advice in connection with this Agreement and with owning its Shares.

13.26	Counterparts
This Agreement may be executed by facsimile or in portable document format (pdf) and delivered electronically and in two or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

13.27	Corporate Opportunities, Waiver of Fiduciary Duties, Etc.
To the maximum extent permitted by Applicable Law, no Shareholder of the Corporation will have any fiduciary duties to any other Shareholder of the Corporation, including as may result from a conflict of interest between any of PEGI, Pattern, PSP and the Corporation.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered as of the date first written above.

PATTERN DEVELOPMENT MSM MANAGEMENT ULC
Per:	/s/ Andrew Collingwood
Name: Andrew Collingwood
Title: Vice President

PATTERN CANADA FINANCE COMPANY ULC
Per:	/s/ Andrew Collingwood
Name: Andrew Collingwood
Title: Vice President

VERTUOUS ENERGY CANADA INC.
Per:	/s/ Jean Daigneault
Name: Jean Daigneault
Title: Authorized Signatory

/s/ Michael Larkin
Name: Michael Larkin
Title: Authorized Signatory

SCHEDULE “A”

CURRENT INVESTMENT AND SHAREHOLDINGS

Shareholder	Number of Shares	Investment
Pattern Canada Finance Company ULC	70 Common Shares	$0.70
Vertuous Energy Canada Inc.	30 Common Shares	$0.30

SCHEDULE “B”

MATTERS REQUIRING SHAREHOLDER APPROVAL

(a)
any amendment of the Articles (or the Project Shareholder Agreement, Project LPA, Management Agreement, the articles, by-laws or equivalent constituting document of any of the Subsidiaries of the Project Partnership, the Corporation or the Project General Partner), other than (i) as required by the applicable third-party partnership agreement, or (ii) amendments that are required by Applicable Law or are of a clerical or “housekeeping” nature;

(b)
(A) the incorporation or acquisition of a Subsidiary of the Project Partnership, the Project General Partner or the Corporation or the disposition of any shares of a Subsidiary of the Project Partnership, the Project General Partner or the Corporation, (B) the Project Partnership, the Project General Partner or the Corporation or a Subsidiary of any of them entering into any partnership, joint venture or similar arrangement with any other Person, or (C) the purchase of any business by the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) or acquisition by shares or purchase by the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) of all or substantially all the assets of any other Person;

(c)
the sale (or entry into of binding agreements to that effect), lease, exchange or other disposition of (i) all or substantially all of the assets of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries), or (ii) assets of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) that would result in a material adverse effect on the power generation of the Project, or the granting of an option or right to such effect;

(d)
the sale (or entry into of binding agreements to that effect), lease, exchange or other disposition of any interest in the Project General Partner or Project Partnership by the General Partner or the Partnership, as applicable (other than in connection with the exercise of security permitted to be granted without consent under paragraph (k) below);

(e)	initiating or otherwise participating in voluntary winding-up or bankruptcy proceedings of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries);

(f)
any merger, amalgamation or consolidation or the entering into of any agreement, arrangement or understanding to merge, amalgamate or consolidate the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) with any Person;

(g)
any change to the equity capital structure of the Project Partnership, the Project General Partner or the Corporation (whether by subdivision, consolidation or reclassification), the issuance or allotment of any equity or the granting of any right, option or privilege to acquire any equity or the redemption or repurchase by the Project Partnership, the Project General Partner or the Corporation of any equity, other than (i) as contemplated by the Project

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Partnership’s or the Corporation’s constating documents (including the Project Shareholder Agreement and the Project LPA) and any purchase rights or equity dilution provisions (including to fund non-discretionary expenses or amounts necessary to comply with legal obligations), (ii) as contemplated under applicable third-party partnership agreements, or (iii) amendments that are required by Applicable Law or are of a clerical or “housekeeping” nature;

(h)
the taking or institution of any proceedings for the continuance, winding up, liquidation, reorganization or dissolution of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) in each case under applicable debtor relief laws, other than as required by Applicable Law;

(i)
(A) any incurrence of any indebtedness by the Project Partnership, the Project General Partner the Project General Partner or the Corporation (or their Subsidiaries) for borrowed money or granting of any lien or security interest by the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries) in respect of any indebtedness for borrowed money, including any financing or refinancing, that is not in existence as of the date hereof other than (i) in the case of an amendment to or refinancing of existing indebtedness of the Project Partnership where the amended or refinanced indebtedness would not result in a capital call or be in excess of the total amount of the existing indebtedness outstanding at the time of the refinancing that would be amended or extinguished by the refinancing plus all applicable fees, costs and expenses including breakage costs incurred in connection with such new financing or the repayment of the existing indebtedness; or (ii) indebtedness in an amount less than 2% of the book value of assets of the Partnership or the Project Partnership, as applicable, that is required to meet the Partnership’s or the Project Partnership’s, as applicable, obligations that cannot reasonably be expected to be met with distributable cash flow of the Partnership or the Project Partnership, as applicable, or that can be satisfied with the posting of a letter of credit or other security, (B) making any loan for borrowed money or entering into any external borrowing arrangements where the Partnership, the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) acts as a lender, (C) the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries) entering into any derivative transaction or amending in any material manner or terminating any derivative transaction other than in connection with a transaction described in clauses (A)(i) or (A)(ii) above and other than short-term energy hedge, renewable attributes and/or capacity transactions, or (D) any incurrence of any indebtedness for borrowed money or granting of any security interest or entering into any other borrowing arrangements, in each case by the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries) with any Related Party;

(j)
the repayment of any loan or advance made by a Related Party to the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries), other than in accordance with the terms agreed upon at the time the loan or advance was made;

(k)	the granting of any security on the assets of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) other than (i) under a financing that

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is otherwise permitted hereunder, or (ii) customary liens created in the operation of the Project such as liens for trade payables, mechanics, suppliers and warehouse liens, capital leases and tax liens;

(l)
the guarantee or indemnification by the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) of, or the grant of security by the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) for, the debts or obligations of any third party, in each case other than customary guarantees or indemnities arising out of the ordinary course of business of the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries);

(m)
the guarantee or indemnification by the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) of, or the grant of security by the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) for, the debts or obligations of any Related Party;

(n)	any change to the distribution policy of the Project Partnership, the Project General Partner or the Corporation provided for in this Agreement, the Project Shareholder Agreement or the Project LPA;

(o)
the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries) (A) entering into (on or after the date hereof), causing the early termination of, or making material amendments to any (i) Project Agreement or (ii) applicable third-party partnership agreements, or (B) causing the early termination of, or making material amendments to, any Related Party Contracts, including the O&M Contract and PAA, except (x) in each case for new contracts, terminations and/or amendments that are required by Applicable Law or to avoid a material default by the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) or otherwise preserve material rights of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) under a Project Agreement; provided that agreements evidencing indebtedness described in clause (h) above that the Project General Partner is permitted to incur without consent under Section 3.3 shall not require consent under this clause (n) or (y) in the case of clause (ii), as is required to give effect to the exercise of options or rights under such agreements;

(p)
the approval by the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries) of any capital expenditure or series of related capital expenditures in an amount in excess of 2% of the book value of assets of the Partnership or the Project Partnership, as applicable, other than as necessary to comply with Applicable Law, address an Emergency Situation or maintain an insurance policy relating to the Project or the Project Partnership, as applicable;

(q)	the initiation or settlement by the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries) of any material litigation or material administrative proceeding;

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(r)
appointment and removal/replacement of auditors of the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries), other than when such appointment, removal or replacement of auditors is designed to have the auditor of the Project Partnership, the Project General Partner or the Corporation be the same as the auditor of PEGI;

(s)
adoption of and changes to employee benefits arrangements or schemes of the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries), except for non-material changes which are reasonable for Entities of the same size and nature as the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries);

(t)
the creation, modification or termination by the Project Partnership, the Project General Partner or the Corporation (or their Subsidiaries) of any plan for the purchase of equity or other securities through the award of options to purchase equity, including a stock option plan or similar program;

(u)
any change to the accounting methods of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) or to the fiscal year‑end, other than (i) when such change to the accounting methods of the Project Partnership, the Project General Partner or the Corporation (or any of their Subsidiaries) or to the fiscal year-end is designed to conform to the accounting methods or fiscal year-end of PEGI or (ii) to comply with GAAP;

(v)
any significant change in the scope or nature of the Business, the Project Partnership Business or the business of the Project General Partner (including the business of the Project Partnership’s, the Project General Partner’s or the Corporation’s Subsidiaries) and the entering into of any contract, agreement or commitment that would result in a significant change in the scope or nature of the Business, the Project Partnership Business or the business of the Project General Partner (including the business of the Project Partnership’s, the Project General Partner’s or the Corporation’s Subsidiaries); and

(w)
seeking to launch an initial public offering or the admission to trading on a recognized stock exchange of the whole or any part of the Project Partnership’s issued securities (or Subsidiaries of the Project Partnership).

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SCHEDULE “C”

PROJECT AGREEMENTS
i.    any lease or other type of agreement granting long-term real property tenure rights that is material to the Project, taken as a whole.
ii.    applicable third-party partnership agreements (including agreements with tax equity partners).
iii.    the engineering, procurement and construction agreement, balance-of-plant construction contract or similar agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof).
iv.    the turbine supply agreement or similar material equipment supply agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof).
v.    the service and maintenance agreement or similar agreement entered into in respect of the wind turbines or any other material equipment.
vi.    long-term power purchase agreement, long-term energy hedge agreement or similar agreement entered into with any off-taker to purchase electricity or other products from the Project Partnership.
vii.    the interconnection agreement.
viii.    agreements evidencing indebtedness of the types described in clause (h) in Schedule B; provided that agreements evidencing indebtedness described in clause (h) in Schedule B that the Corporation is permitted to incur without consent under Section 3.3 shall not require consent under clause (n) in Schedule B.
ix.    any other Contract that affects the Operating Period to which the Project General Partner on its own behalf or on behalf of the Project Partnership is a party or by which such Person, or any of its assets is bound and that:
1.    limits the freedom of the Project General Partner, the Project Partnership or any of their Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, in a manner that is material to the Project, taken as a whole;
2.    is with Pattern Energy Group LP or any of its Affiliates that is material to the Project, taken as a whole; or
3.    the entry into or loss of which would result in a material adverse effect.

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“Operating Period” means, in respect of the Project, the period commencing on COD.

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